EXHIBIT 10.8

LICENSE AGREEMENT

between

EMORY UNIVERSITY

and

PHARMASSET, LTD.

(License of D-D4FC)

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

THIS LICENSE AGREEMENT is made and entered into as of this 30th day of December, 1998, by and between EMORY UNIVERSITY, a Georgia non-profit corporation with principal offices located at 1380 South Oxford Road, Atlanta, Georgia 30322 (hereinafter “EMORY”), and PHARMASSET, LTD., a Barbados corporation with corporate headquarters located at 1795 Peachtree Road, N.E., Suite 350, Atlanta, Georgia 30309-2339 (hereinafter “LICENSEE”).

WITNESSETH:

WHEREAS, EMORY, subject to any rights held by the United States Government, is the assignee of all right, title, and interest in inventions developed by employees of EMORY and is responsible for the protection and commercial development of such inventions; and

WHEREAS, Raymond F. Schinazi, Ph.D. and Dennis Liotta, Ph.D. did, during their course of employment with Emory University, develop certain inventions claimed in the issued patents and patent applications identified in Exhibit A of this Agreement; and

WHEREAS, LICENSEE represents that it, either directly or through its Affiliates or sublicensees, has the necessary expertise and resources to fully develop and commercialize the inventions; and

WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the inventions; and

WHEREAS, EMORY wishes to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1 “Affiliate” shall mean any corporation, partnership or other business entity which is directly or indirectly controlled by LICENSEE or any entity which directly or indirectly controls LICENSEE. “Controls” as used herein means owns directly or indirectly at least thirty percent (30%) of the outstanding voting shares or, in the absence of such ownership or in the case of a non-corporate entity or a non-profit corporation, possession, directly or indirectly, of the power to materially influence the direction of the management and policies of such corporation or non-corporate entity.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.2 “Agreement” or “License Agreement” shall mean this Agreement, including all Exhibits attached to this Agreement.

1.3 “Effective Date” shall mean the later of (i) the date on which EMORY executes this Agreement, or (ii) the date on which LICENSEE executes this Agreement.

1.4 “EMORY Inventors” shall mean Raymond F. Schinazi, Ph.D., and Dennis Liotta, Ph.D.

1.5 “Field of Use” shall mean all medical applications and uses, including all pharmaceutical, therapeutic and diagnostic imaging applications and uses, of the Licensed Compounds.

1.6 “Indemnitees” shall mean EMORY, its trustees, employees, students, and their heirs, executors, administrators, successors and legal representatives.

1.7 “License Agreement Year” shall mean the period from the Effective Date of this Agreement through the following one-year period of each year during the term of this Agreement.

1.8 “Licensed Compounds” shall mean B-D-2’, 3’-DIDEOXY-2’, 3’-DIDEHYDRO-5-FLUOROCYTIDINE sometimes referred to as D-D4FC or D5FC and the [***] of D-D4FC, and any salts, esters and [***] derivatives thereof and [***] pro-drugs.

1.9 “Licensed Patents” shall mean the patent applications and patents identified in EXHIBIT A hereof, together with all divisionals, continuations, reissues, reexaminations and foreign counterparts of such applications or patents.

1.10 “Licensed Product(s)” shall mean any process, service, or product, the manufacture, use, or sale of which is covered by a Valid Claim or incorporates or uses any Licensed Technology.

1.11 “Licensed Technology” shall mean all Licensed Compounds, designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented, which is known to the EMORY Inventors on the date of this Agreement and is useful for the manufacture, use or sale of any Licensed Product.

1.12 “Licensed Territory” shall mean the world.

1.13 “LICENSEE’s Development Plan” shall mean EXHIBIT B of this Agreement.

1.14 “Net Selling Price” of Licensed Products shall mean the gross invoiced price paid to LICENSEE, its Affiliates, or sublicensees by a purchaser of a Licensed Product less the following discounts: a) customary trade, quantity and cash discounts actually allowed and taken; b) credits actually given for rejected or returned Licensed Products; c) freight and insurance costs, if separately itemized on the invoice paid by the customer; d) custom and excise taxes included in the invoiced amount, and e) to the extent separately stated on purchase orders, invoices or other documents of Sale, all taxes including VAT, and sales or similar taxes. Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the term “Net Selling Price” shall mean the average gross selling price paid to LICENSEE in consideration of Sales of the same quantity of Licensed Products during the six (6) month period immediately preceding such Sale, without reduction of any kind (other than as provided for in a) - d) above). If no Sales of Licensed Products have occurred in the preceding six (6) months, then sales of comparable products shall be used in such determination.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

“Net Selling Price” with respect to any Combination Product (a Licensed Product incorporating additional active ingredients) shall be negotiated in good faith by the parties with the intention of agreeing upon a fair and equitable formula; provided, however, that if the parties are unable to agree upon such definition within a reasonable period of time, Net Selling Price with respect to such Combination Product shall mean the gross selling price of such Product paid by independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in the above definition of Net Selling Price multiplied by a fraction, the numerator of which shall be the average invoice price per gram of compound contained in the most comparable stock keeping unit of a Licensed Product having the compound as the sole active ingredient during the applicable royalty period in a country of the Licensed Territory, when such comparable Licensed Product is Sold for the same indication as such Combination Product, and the denominator of which shall be the average invoice price per gram of the compound sold alone as described immediately above plus the average invoice price(s) per gram of the other active ingredient(s) contained in such Combination Product in such country during the applicable royalty period when such active ingredients are Sold alone for the same indication as such Combination Product. If there is no average invoice price per gram in a given country for a compound or for one or more of the active ingredients comprising a Combination Product, Net Selling Price with respect to such Combination Product shall be deemed to be [***] Percent ([***]%) of the gross Sales price of such Combination Product paid by independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in the above definition of Net Selling Price.

1.15 “Major Market” shall mean the following countries: United States, Great Britain, France, Spain, Italy, Germany and Japan.

1.16 “NDA” shall mean new drug application relating to Licensed Patents and Licensed Technology.

1.17 “IND” shall mean investigational new drug application relating to Licensed Patents and Licensed Technology.

1.18 “Registration” shall mean the approval to market or sell any Licensed Compound by the United States Food and Drug Administration (FDA) or any successor, agency or authority with similar approval powers.

1.19 “Sale” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, including, but not limited to, the use of Licensed Products by any person authorized by LICENSEE other than LICENSEE. None of: (a) the provision of Licensed Products, prior to the approval of Licensed Products in a country and pursuant to a requirement issued by the appropriate governmental agency in that country, for consumption by or administration to persons for humanitarian purposes or compassionate use, (b) the provision of Licensed Products for use in clinical trials, nor (c) the provision of samples in reasonable quantities without charge for promotional purposes shall be deemed Sales for the purposes of this Agreement. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of whether by gift or otherwise when such transfer, exchange, gift, or other disposition occurs.

1.20 “U.S. Government Licenses” shall mean the non-exclusive licenses to the U.S. Government or agencies thereof, copies of which licenses are attached hereto as EXHIBIT “C”.

1.21 “Valid Claim” shall mean a claim included among the Licensed Patents so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

ARTICLE 2. GRANT OF LICENSE

2.1 License. EMORY hereby grants LICENSEE an exclusive right and license under the Licensed Patents to make, have made, use, import, offer for Sale, and Sell Licensed Products and to practice Licensed Technology for the Field of Use in the Licensed Territory during the term of this Agreement. If any Affiliate exercises any rights granted by EMORY hereunder, LICENSEE shall remain primarily liable to EMORY for the duties and obligations of any Affiliate hereunder, and any breach hereof by an Affiliate is deemed to be a breach by LICENSEE of this Agreement. Except for the right to grant sublicenses under Article 2.3 (as qualified by Articles 2.4 through 2.9), no other rights or licenses are granted.

2.2 Retained License. EMORY retains on behalf of itself, and any research collaborators, a royalty-free right and license to make and use Licensed Products and to practice Licensed Technology for research and educational purposes only.

2.3 Sublicenses. Provided that written approval of EMORY is obtained in advance, which approval shall not be unreasonably withheld, (provided that if the approval of EMORY is withheld solely on the basis of the fact that the financial obligations of the sublicensee under the sublicense would be materially less favorable to EMORY than those of LICENSEE hereunder, such withholding of approval shall not be deemed to be unreasonable), LICENSEE shall have the right to grant sublicenses (including further sublicenses thereunder), consistent with this Agreement (the parties acknowledging that such sublicenses may, subject to EMORY’s right to consent, contain provisions which differ from this Agreement (e.g. the definition of “Net Selling Price” in respect of Combination Products may be cast in terms of selling price per unit other than weight). If EMORY has not responded to LICENSEE within ten (10) business days after receipt of a proposed sublicense agreement, it will be assumed to be approved.

2.4 Sublicensee Performance. EMORY agrees that any sublicensee’s performance of its diligence obligations as set forth in the sublicense agreement shall be deemed to be performance by LICENSEE of any of its diligence obligations under the License Agreement, including, but not limited to, those set forth in Article 3 hereof. LICENSEE further agrees to attach redacted copies of pertinent portions of this Agreement to sublicense agreements.

2.5 Sublicense Restrictions. The right to sublicense granted to LICENSEE under Article 2.3 is subject to the following conditions:

2.5.1 Within thirty (30) days after LICENSEE enters into any sublicense, LICENSEE must deliver to EMORY a complete copy of the sublicense written in the English language.

2.5.2 In the event of a termination hereof under Article 12.2, all payments then or thereafter due to LICENSEE from each of its sublicensees shall, upon notice from EMORY to any such sublicensee, become owed directly to EMORY for the account of LICENSEE; provided that EMORY shall remit to LICENSEE the amount by which such payments in the aggregate exceed the total amount owed by LICENSEE to EMORY.

2.5.3 Even if LICENSEE enters into sublicenses, LICENSEE shall remain primarily liable to EMORY for all of LICENSEE’s duties and obligations contained in this Agreement, and in the event of any act or omission of a sublicensee that would be a breach of its sublicense, LICENSEE shall be liable for the performance of its duties and obligations under this Agreement in respect of those matters as to which such breach by sublicensee has occurred.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

2.6 Form of Sublicensee Payments. Except as provided for in Article 2.8, LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the prior written permission of EMORY.

2.7 Delivery of Sublicense Agreements. LICENSEE agrees to forward to EMORY a copy of any and all sublicense agreements promptly upon execution by the parties, which disclosure shall be subject to Section 9.1 hereof.

2.8 Sharing of Sublicensee Payments. LICENSEE and EMORY agree to share cash actually received from sublicensing Licensed Patents and Licensed Technology in the following manner:

	EMORY		LICENSEE
Running royalties received from sublicensee(s)	[***]	%	[***]	%
Cash or the cash value of other valuable consideration received from sublicense issue fees, milestone payments, or other fees other than royalties [excluding only (i) funds actually received for use by LICENSEE solely for the pre-clinical or clinical development of any Licensed Compound and (ii) additional equity investments in LICENSEE up to [***]].	[***]	%	[***]	%

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

2.9 Taxes. LICENSEE further agrees that all sublicenses shall contain an agreement substantially similar to Article 5.2 of this Agreement. If a sublicensee shall fail to comply with such provision (or the sublicense does not provide for such provision), then EMORY’s percentage, as determined in Article 2.8, shall be adjusted so that EMORY shall receive an amount equal to [***] Percent ([***]%) of the royalty, as calculated without reduction for Taxes withheld or due to be withheld on the payment.

2.10 Sublicense Royalty Floor. LICENSEE agrees that payments to EMORY in respect of royalties received by LICENSEE from any sublicensee shall not be less than [***] percent ([***]%) of the Net Selling Price of all Licensed Products Sold by the sublicensee.

2.11 Milestone Payment. LICENSEE shall pay EMORY as additional partial consideration, a Marketing Milestone of [***] ($[***]) Dollars provided that notwithstanding anything to the contrary contained herein, such Marketing Milestone shall be payable only if Licensee performs all development, commercialization, marketing and sales activities itself and not through any sublicensee. Subject to the foregoing sentence, the Marketing Milestone shall be payable as follows: on each [***] ($[***]) Dollars in Net Sales (up to a cumulative total of [***] ($[***]) Dollars) in Net Sales within the Licensed Territory, a Marketing Milestone Payment of [***] ($[***]) Dollars will be due (up to an aggregate of [***] ($[***]) Dollars). Upon payment of the final [***] ($[***]) Dollars in respect of the first [***] ($[***]) Dollars in cumulative Net Sales within the Licensed Territory, the Marketing Milestone Payment obligation shall terminate. Each Marketing Milestone Payment shall be due at the same time the royalty report covering the royalty period in which such incremental [***] ($[***]) Dollars in Net Sales has been achieved, is due.

2.12 No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Technology.

2.13 Government Rights. The Licensed Patents, Licensed Technology, or portions thereof were developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE acknowledges that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted and the U.S. Government Licenses, the United States government has certain rights in the Licensed Patents and Licensed Technology. LICENSEE shall take all action necessary to enable EMORY to satisfy its obligations under any federal law relating to the Licensed Patents or Licensed Technology. If the United States government should take action which renders it impossible or impractical for EMORY to grant the rights and license granted herein to LICENSEE under this Agreement or otherwise perform EMORY’s obligations under this Agreement, EMORY or LICENSEE may terminate this Agreement immediately by notice to the other party. LICENSEE shall not have any right to the return of any payments of any kind made by it to EMORY prior to the date of termination.

2.14 Cooperation. During the term of this License Agreement, EMORY shall, at LICENSEE’s expense, fully cooperate with LICENSEE in dealing with any persons or entities who may have been previously granted any rights, including manufacturing rights, in respect to any Licensed Patents, Licensed Products or Licensed Technology (all as defined in this License Agreement) including visits to the facilities of any such persons and entities if deemed advisable by EMORY.

2.15 Access to Materials. During the term of this License Agreement, EMORY shall provide LICENSEE with full access upon reasonable notice to all documents and samples, including reagents, which may be in the possession or control of EMORY relating to both the Licensed Patents and Licensed Technology provided to LICENSEE hereunder and shall, within a reasonable period, provide LICENSEE with a true and complete list thereof.

2.16 Cooperation in Regulatory Activities. During the term of this License Agreement, EMORY shall cooperate fully with LICENSEE in respect of LICENSEE’s pursuit of all regulatory approvals to market and sell any Licensed Compound, provided that all such activities shall be undertaken at the sole expense of LICENSEE.

2.17 U.S. Manufacture. LICENSEE, either directly or through Affiliates or sublicensees, agrees to use its best efforts to manufacture Licensed Products for United States Sales substantially in the United States.

ARTICLE 3. DILIGENCE AND COMMERCIALIZATION

3.1 Diligence and Commercialization. LICENSEE shall use its reasonable best efforts, either directly or through Affiliates or sublicensees, throughout the term of this Agreement to comply with LICENSEE’s Development Plan and to bring Licensed Products to market in accordance with LICENSEE-Development Plan through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to LICENSEE and to create, supply, and service in the Licensed Territory as extensive a market as possible. In no instance shall LICENSEE’s reasonable best efforts be less than efforts customary in LICENSEE’s industry.

3.2 Lack of Diligence. If EMORY concludes that LICENSEE is not diligent in development or Sales of Licensed Products pursuant to Article 3.1 for any reason other than a) the withholding by a regulatory agency of marketing approval despite LICENSEE’s diligent

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

effort to obtain such approval; or b) unanticipated technical or scientific problems which have been promptly reported to EMORY in writing; or c) other causes beyond the reasonable control of LICENSEE which have been promptly reported to EMORY in writing; then EMORY may give notice to LICENSEE stating the basis for its conclusion and, upon the request of EMORY, LICENSEE shall show cause why the license granted hereunder should not be terminated. If within ninety (90) days after LICENSEE’s receipt of said notice, the parties have not resolved the matter through good faith negotiations in a mutually acceptable manner, the parties shall submit the dispute to arbitration under the provisions of Article 14 of this Agreement.

ARTICLE 4. CONSIDERATION FOR LICENSE

4.1 Purchased Shares. In partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall issue to EMORY such number of shares (the “Purchased Shares”) of LICENSEE’s Common Stock, no par value (“Common Stock”), as will cause EMORY to own shares of Common Stock representing [***] percent ([***]%) (in addition to any percentage owned at the date hereof by virtue of any other extant license agreement between EMORY and LICENSEE) of the outstanding shares of the capital stock of LICENSEE on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of LICENSEE for or into shares of Common Stock, all on the terms and conditions as set forth in the stock purchase agreement between LICENSEE and EMORY (“Stock Purchase Agreement”), a copy of which is attached as Exhibit D.

4.2 Antidilution. In partial consideration for the license granted to LICENSEE under this Agreement, and until LICENSEE has received [***] ($[***]) cash in equity financing, prior to (and excluding) the initial underwritten public offering for cash of LICENSEE’s equity securities. LICENSEE shall issue to EMORY, for no additional consideration, from time to time, such number of additional shares of Common Stock (collectively, the “Additional

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Purchased Shares”) as will cause EMORY to continue to hold shares of Common Stock representing such additional [***] percent ([***]%) of the outstanding capital stock of LICENSEE (referenced in Section 4.1 hereof) on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of LICENSEE for or into shares of Common Stock.

4.3 Royalties. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE or Affiliates which are not also sublicensees, shall pay EMORY a royalty equal to [***] percent ([***]%) of the Net Selling Price of all Licensed Products Sold by LICENSEE or such Affiliates during the term of this Agreement. Royalties shall be due and payable on a semi-annual basis on December 31 and June 30 of each year.

4.4 Minimum Royalties. LICENSEE shall pay annual minimum royalties to EMORY in accordance with the following schedule:

Year after NDA Registration in the First Major Market

2	$	[***]
3	$	[***]
4	$	[***]
5	$	[***]
6 and thereafter	$	[***]

If the actual royalties due under Article 4.3 in any year are greater than the minimum royalty payment due for that year, the minimum royalty will be credited against actual royalties due in that year.

If the minimum royalties due in any year are greater than the actual royalties due for that year, the difference shall become a future credit against [***] percent ([***]%) of each earned royalty payment which LICENSEE would be required to pay pursuant to Article 4.3 hereof until the entire credit is exhausted. In no event shall LICENSEE make a payment less than the minimum royalty due in that year.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Minimum royalties shall be paid for a period of [***] ([***]) years after NDA registration in the first Major Market. After such [***] ([***]) year period, minimum royalties shall be paid only so long as the manufacture, use, offer for Sale, Sale or importation of Licensed Products in the Licensed Territory would, in the absence of this license, infringe a Valid Claim.

4.5 Reimbursement for Patent Expenses. LICENSEE shall reimburse EMORY for all reasonable external out-of-pocket fees, costs, and expenses heretofore and hereafter during the term of this Agreement paid or incurred by EMORY in filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory (excluding any currently pending legal proceedings), which expenses are not required to be reimbursed by any other licensee. LICENSEE shall deliver such reimbursement to EMORY within ninety (90) days after EMORY notifies LICENSEE of out-of-pocket fees, costs and expenses and provides LICENSEE with documentation, including copies of invoices, from time to time of the amount of such fees, costs, and expenses which have been paid or incurred by EMORY.

ARTICLE 5. REPORTS AND PAYMENTS

5.1 Payments. Unless otherwise specified, all payments required under this Agreement shall be payable within thirty (30) days of the due date for each payment. All payments due under this Agreement shall be made in person or via the United States mail or private courier to the following address:

Director, Office of Technology Transfer

Emory University

2009 Ridgewood Drive

Atlanta, Georgia 30322

5.2 Tax Matters. All payments made to EMORY under the terms of this Agreement (without limitation including the delivery of the Purchased Stock and the Additional Purchased Stock, the royalties, the minimum royalties and the amounts due under Articles 2.8 and 2.11) shall be made free and clear of any tax, withholding or other governmental charge or levy (other than taxes imposed on the net income of EMORY), all such non-excluded amounts being “Taxes.” Should the LICENSEE be obligated by law to withhold any Taxes, the payment due hereunder shall be increased such that after the withholding of the appropriate amount EMORY receives the amount that would have been paid but for the Taxes withheld. Should EMORY be obligated to pay such Taxes, and such Taxes were not satisfied by way of withholding, LICENSEE shall promptly reimburse EMORY for such payment, in an amount such that after the payment of the Taxes, EMORY has received the same amount that it would have received had such Taxes not been payable.

5.3 Progress Reports. LICENSEE will provide EMORY with semi-annual progress reports detailing the activities of LICENSEE relevant to LICENSEE’s Development Plan.

5.4 Royalty Reports. Once royalties are due, within thirty (30) days of December 31 and June 30 of each year, throughout the term of this Agreement and of the year following the termination or expiration of this Agreement, LICENSEE shall render a written report setting forth for the preceding period in question, the following as may be applicable:

(a) all Sales (including Net Selling Price of each product sold) of Licensed Products or Combination Products by LICENSEE, its sublicensees, and its Affiliates on a country-by-country basis throughout the Licensed Territory; and

(b) the amount of royalty payable hereunder; and

(c) any other information reasonably necessary to show the basis on which such royalty has been computed, and

(d) any payments due EMORY pursuant to Article 4.4; and

(e) other income received by LICENSEE from sublicensees and the amounts thereof due to EMORY pursuant to Article 2.7, accompanied by an explanation of the basis of said income and the amount of such income due EMORY; and

(f) in case no payment is due, LICENSEE shall so report.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Each royalty report shall be accompanied by the payment of all royalties due for the period in question. Any minimum royalty payment due under Article 4.4 shall accompany the report for the period ending on December 31 of the applicable License Agreement Year.

5.5 Currency Conversion. If any Licensed Products are Sold for monies other than United States dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to United States dollars at the spot rate published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the six month period for which such payment is due.

5.6 Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [***] percent ([***] %) above the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose EMORY from exercising any other rights it may have because any payment is late.

ARTICLE 6. RECORDS

6.1 Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties and other payments owed to EMORY may be readily and accurately determined. LICENSEE shall furnish EMORY copies of such records upon EMORY’s request, which shall not be made more often than once per License Agreement Year.

6.2 Audit of Records. EMORY shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by EMORY. LICENSEE shall, subject to Article 14 hereof, immediately pay EMORY any underpayment identified by such independent certified public account. In addition, if such examination reveals an underpayment by LICENSEE of more than five percent (5%) for any period examined, LICENSEE shall reimburse EMORY for all expenses of the accountant reasonably incurred in performing the examination.

ARTICLE 7. PATENT PROSECUTION

7.1 Prosecution and Maintenance of Licensed Patents Assigned Solely to EMORY.

(a) EMORY shall be primarily responsible for all patent prosecution activities pertaining to Licensed Patents assigned solely to EMORY. LICENSEE shall be afforded reasonable opportunities to advise EMORY and cooperate with EMORY in such Patent Prosecution Activities pertaining to such Licensed Patents. EMORY shall select counsel, reasonably acceptable to LICENSEE, to prosecute, acquire from the relevant patent offices, defend and maintain and handle any litigation, interference, opposition or other action pertaining to the validity, enforceability, allowability or subsistance (all of the foregoing activities being referred to as “Patent Prosecution Activities”) of all such Licensed Patents and shall provide LICENSEE with copies of all filings and correspondence pertaining to such Patent Prosecution

Activities (pre and post the date hereof), in a timely manner, so as to give LICENSEE an opportunity to comment thereon. To the extent reasonably possible, EMORY shall pursue Patent Prosecution Activities in respect of such Licensed Patents in at least the following countries: United States, EPO countries, Japan, Canada and Australia. EMORY shall, upon LICENSEE’s request, pursue Patent Prosecution Activities for Licensed Patents in additional countries. If EMORY decides to abandon or allow to lapse any patent application or patent within the Licensed Patents or discontinue any other Patent Prosecution Activities in respect thereof in any country of the Licensed Territory, EMORY shall promptly so inform LICENSEE and LICENSEE shall be given the opportunity, with patent attorneys selected by it, to assume Patent Prosecution Activities in respect thereof. In all cases, each party hereto shall give due consideration to the other party’s or its sublicensees’ position with respect to Patent Prosecution Activities and provide the other party with copies of all domestic and foreign patent office correspondence with respect to such Licensed patents as well as such additional documentation as a party hereto may reasonably request relating to such Licensed Patents.

(b) LICENSEE reserves the right to terminate its obligations pursuant to Section 7.1 with respect to any patent application or patent included in the Licensed Patents in any country or countries upon at least thirty (30) days’ prior written notice to EMORY. After the date specified in such notice on which LICENSEE’s obligation to pay further expenses for Patent Prosecution Activities terminates, such patent application or patent as the case may be, shall no longer be included in the Licensed Patents in those countries in which LICENSEE has exercised its rights to terminate such obligations.

7.2 Licensed Patents Jointly Assigned to LICENSEE and EMORY. Any invention relating to a Licensed Compound, the invention of which under applicable patent law is attributable jointly to at least one employee of EMORY and at least one employee of LICENSEE

(who is not also an employee of EMORY) shall be assigned by such employees jointly to LICENSEE and EMORY. Any such jointly assigned patents or patent application which includes claims to any Licensed Product shall be considered a Licensed Patent and subject to the terms of this Agreement Licensee shall be primarily responsible for all Patent Prosecution Activities pertaining to Licensed Patents jointly assigned to EMORY and LICENSEE. LICENSEE shall select counsel, acceptable to EMORY, to pursue Patent Prosecution Activities in respect of all such Licensed Patents and shall provide EMORY with copies of all filings and correspondence pertaining to such Patent Prosecution Activities, in a timely manner, so as to give EMORY an opportunity to comment thereon. LICENSEE shall advise such counsel in writing that for purposes of such Patent Prosecution Activities, such counsel represents both EMORY and LICENSEE. LICENSEE shall further inform EMORY of any decision by LICENSEE to discontinue any Patent Prosecution Activities in respect of any pending patent application or issued patent promptly upon reaching such decision and in any case, no less than thirty (30) days before the discontinuance thereof. LICENSEE shall be solely responsible for all expenses incurred by LICENSEE and prosecuting and maintaining such patents. LICENSEE shall pursue Patent Prosecution Activities of such Licensed Products in those countries it deems reasonably appropriate after consultation with EMORY. If LICENSEE fails to timely pursue Patent Prosecution Activities in respect of any patent application or issued patent jointly assigned to LICENSEE and EMORY in any country in which EMORY wishes to pursue such Patent Prosecution Activities, EMORY shall be free at its sole expense, to continue or discontinue any or all the Patent Prosecution Activities in respect of such patent application or issued patent in such country or grant its rights to such patent application or issued patent to third parties. Thereafter EMORY’s rights to such patent application and issued patent shall no longer be included in the license granted pursuant to Article 2 and LICENSEE shall further, upon

EMORY’s request, grant EMORY a royalty free license with a right to sublicense under any such jointly assigned patents to EMORY.

7.3 Extension of Licensed Patents. LICENSEE may request that EMORY have the normal term of any Licensed Patent extended or restored under a country’s procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Article 4.5. LICENSEE shall assist EMORY to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 4 hereof shall be payable until the end of the extended life of the patent. In the event that LICENSEE does not elect to extend Licensed Patent(s), EMORY may, at its own expense, effect the extension of such Licensed Patent(s) and if in such case EMORY elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to LICENSEE hereunder.

7.4 Patent Prosecution Activities by Sublicensee. In the event that any sublicense hereunder provides that any Patent Prosecution Activities which LICENSEE is authorized to perform may be performed by such sublicensee, EMORY shall communicate directly with such sublicensee with respect thereto.

ARTICLE 8. ABATEMENT OF INFRINGEMENT

8.1 LICENSEE shall promptly inform EMORY and EMORY will promptly notify LICENSEE of any suspected infringement of any Licensed Patents. During the term of this Agreement EMORY and LICENSEE shall have the right to institute an action for infringement of the Licensed Patents against such third party in accordance with the following:

(a) If EMORY and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names and the out-of-pocket costs thereof shall be borne by LICENSEE and any recovery shall first be used to reimburse all such out-of-pocket costs. Any recovery or settlement received by EMORY and/or LICENSEE for punitive or exemplary damages shall be shared equally, and any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues, shall be paid to LICENSEE, and LICENSEE shall pay to EMORY an amount representing the royalty which would have been paid by LICENSEE on such amount in accordance with the provisions of Article 4 had such amount been accrued by LICENSEE as Sales. LICENSEE and EMORY shall agree in good faith upon the manner in which they shall exercise control over such action. EMORY may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by EMORY and first reimbursed from any recovery after reimbursement to LICENSEE as provided above in the event of joint suit.

(b) In the absence of agreement to institute a suit jointly, EMORY may institute suit, and, at its option, name LICENSEE as a plaintiff. EMORY shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and

(c) In the absence of agreement to institute a suit jointly and if EMORY notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE may institute suit and, at its option, name EMORY as a plaintiff. LICENSEE shall bear the entire cost of such litigation, including defending any counterclaims brought against EMORY and paying any judgements rendered against EMORY, and shall be entitled to retain the entire amount of any recovery or settlement, provided that any recovery in excess of costs of such litigation shall be subject to Sections 4.3 and 4.4 hereof.

8.2 Abandonment. Should either EMORY or LICENSEE commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon in good faith between EMORY and LICENSEE.

ARTICLE 9. CONFIDENTIALITY

9.1 Non-Disclosure. LICENSEE shall not, without the express written consent of EMORY, for any reason or at any time for a period of five (5) years from the Effective Date of this Agreement disclose to third parties any information disclosed in the Licensed Patents or Licensed Technology or any other information pertaining to the Licensed Patents and Licensed Technology disclosed to LICENSEE by EMORY, or the Inventors (such information shall be collectively referred to as “Proprietary Information”). EMORY shall not, without the express written consent of LICENSEE, for any reason or at any time for a period of five (5) years from the Effective Date of this Agreement, disclose to third parties any information disclosed to EMORY pursuant hereto or pursuant to any sublicense delivered to EMORY hereunder. This obligation of nondisclosure shall not extend to information:

(a) which the disclosing party can demonstrate through documentation to have been within its legitimate possession prior to the time of disclosure of such information to LICENSEE by EMORY or the Inventors or by EMORY to any third party;

(b) which was in the public domain prior to disclosure by EMORY, the Inventors, or LICENSEE, as appropriate, as evidenced by documents published prior to such disclosure;

(c) which, after disclosure by EMORY or the Inventors or LICENSEE, as appropriate, comes into the public domain through no fault of the disclosure party;

(d) which is disclosed to LICENSEE or EMORY by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.

(e) which is disclosed in an issued Licensed Patent or published patent application.

9.2 Limitations. Notwithstanding the provisions of Paragraph 9.1 above, and to the extent necessary:

(a) a party may disclose and use the other party’s information for purposes of securing the registration of, and of governmental approval to market, pursuant to this Agreement, any Licensed Products;

(b) a party may disclose and use the other party’s information where the disclosure and use of such will be necessary to the procurement of patent protection, pursuant to this Agreement, for a Licensed Product;

(c) a party may disclose and use the other party’s information to the extent that it is necessary to aid in the development and commercialization, pursuant to this Agreement, of any Licensed Product provided that any such disclosure of the disclosing party’s information shall be in confidence and subject to provisions the same, or substantially the same, as those in Paragraph 9.1 hereof;

(d) a party may disclose the other party’s information where such disclosure is required by applicable law.

9.3 Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between LICENSEE and EMORY which are not consistent with this Agreement.

ARTICLE 10. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1 Limited Warranty. EMORY represents and warrants that it has the right and authority to enter into this Agreement and that neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which EMORY is a party. EMORY does not warrant the validity of the Licensed Patents licensed hereunder and makes no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents may be exploited by LICENSEE or its Affiliates without infringing other patents.

LICENSEE possesses the necessary expertise and skill in the technical areas in which the Licensed Products and Licensed Technology are involved to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. ACCORDINGLY, EMORY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED TECHNOLOGY.

ARTICLE 11. DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1 No Liability. EMORY shall not be liable to LICENSEE or LICENSEE’s customers or sublicensees for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed, or Sold pursuant to this Agreement.

11.2 Indemnification. LICENSEE shall defend, indemnify, and hold harmless the Indemnitees from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury (including death) and property damage caused or contributed to in whole or in part by LICENSEE’s or any sublicensee’s manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the practice of any Licensed Patents (and LICENSEE shall include a similar provision in any sublicense). LICENSEE’s obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

11.3 Covenant Not to Sue. To the extent that the rights have not already been licensed exclusively to another party, EMORY agrees not to sue LICENSEE or its Affiliates or sublicensees for patent infringement for practicing a claim of a patent assigned to EMORY, as of the date of this Agreement, if practicing said claim is required to make, have made, use, import, offer for Sale, Sell or have Sold Licensed Products.

11.4 Insurance. Without limiting LICENSEE’s indemnity obligations under the preceding paragraph, if LICENSEE is Selling Licensed Products, LICENSEE shall maintain throughout the term of this Agreement and for at least ten (10) years thereafter a “claims made” type liability policy. If LICENSEE is not able to obtain a “claims made” policy LICENSEE shall procure a term liability policy with tail coverage of at least and for ten (10) years after termination of this Agreement (and if an Affiliate or sublicensee is Selling Licensed Products, LICENSEE shall cause its agreement with such Affiliate or sublicensee to require such party to obtain a liability insurance policy) which:

(a) insures Indemnitees for all claims, damages, and actions mentioned in Article 11.2 of this Agreement;

(b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

(c) requires the insurance carrier to provide EMORY with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

(d) provides Indemnitees product liability coverage in an amount no less than One Million ($1,000,000.00) Dollars per occurrence for bodily injury and One Million ($1,000,000.00) Dollars per occurrence for property damage, subject to a reasonable aggregate amount.

11.5 Notice of Claims. LICENSEE shall promptly notify EMORY of all claims involving the Indemnitees and will advise EMORY of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 12. TERM AND TERMINATION

12.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof.

12.2 Termination by EMORY. EMORY shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a) failure of LICENSEE to make any payment required pursuant to this Agreement when due; or

(b) failure of LICENSEE to render reports to EMORY as required by this Agreement; or

(c) the insolvency of or cessation of business by LICENSEE; or

(d) the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law; or

(e) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors; or

(f) placement of LICENSEE’s assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

(g) the breach of any other material term of this Agreement.

12.3 Notice of Bankruptcy. The LICENSEE must inform EMORY of its intention to file a voluntary petition in bankruptcy or LICENSEE’s learning of another’s intention to file an involuntary petition in bankruptcy in respect of LICENSEE to be received at least thirty (30) days prior to filing (or learning of) such a petition or intention. A party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

12.4 Exercise. EMORY may exercise its rights of termination by giving LICENSEE, its trustees or receivers or assigns, sixty (60) days prior written notice of EMORY’s election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless the LICENSEE has cured the breach. Such notice and termination shall not prejudice EMORY’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of EMORY accrued or to accrue on account of any breach or default by LICENSEE.

12.5 Failure to Enforce. The failure of EMORY at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of EMORY thereafter to enforce each and every such provision.

12.6 Termination by LICENSEE. LICENSEE may terminate this Agreement at its sole discretion upon three (3) months’ written notice to EMORY. In the event of such termination, LICENSEE agrees, upon the request of EMORY, to provide EMORY with all existing data in LICENSEE’s possession or control in support of registration of Licensed Products for the Field of Use with the relevant governmental agencies. EMORY shall have the unrestricted right to provide such data to third parties.

12.7 Effect. In the event this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at EMORY’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological and chemical materials and models pertaining to the Licensed Patents or Technology, retaining only one copy in its corporate counsel’s office for the sole purpose of compliance with surviving terms of this Agreement or defense against any legal actions related to this Agreement, and shall refrain from using or publishing any portion of the Licensed Technology as provided in Article 9 of this Agreement. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or Selling Licensed Products; provided, however, that LICENSEE may continue to Sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products which are fully manufactured and in LICENSEE’s normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to EMORY have been satisfied and (b) royalties on such sales are paid to EMORY in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation which matured prior to the Effective Date of such termination. In the event of termination, LICENSEE shall further cooperate fully with EMORY in allowing

EMORY or any subsequent licensee of EMORY to cross reference, or through other lawful mechanisms, obtain access to all regulatory filings, approvals and data obtained by LICENSEE, its Affiliates and sublicensees in LICENSEE’s possession relating to Licensed Products at no cost. LICENSEE further agrees not to assert any patent or other right controlled by LICENSEE against EMORY or any subsequent EMORY licensee in connection with the importation, manufacture, use or sale of a Licensed Product.

12.8 Survival. The provisions of Articles 9, 10, and 11 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 13. ASSIGNMENT

Except for an assignment to a U.S. Affiliate, LICENSEE shall not grant, transfer, convey, or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of EMORY which shall not be unreasonably withheld, except as explicitly permitted under this Agreement.

ARTICLE 14. ARBITRATION

Any dispute related to this Agreement shall be settled by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by EMORY, one to be appointed by LICENSEE, and one to be appointed by the two arbitrators appointed by EMORY and LICENSEE. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the party initiating such proceeding is the prevailing party.

ARTICLE 15. MISCELLANEOUS

15.1 Export Controls. LICENSEE acknowledges that EMORY is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that EMORY’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY neither represents that an export license shall not be required nor that, if required, such export license shall issue.

15.2 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products. LICENSEE shall not take any action which would cause EMORY or LICENSEE to violate any laws and regulations.

15.3 Independent Contractor. LICENSEE’s relationship to EMORY shall be that of a licensee only. LICENSEE shall not be the agent of EMORY and shall have no authority to act for or on behalf of EMORY in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of EMORY.

15.4 Patent Marking. LICENSEE shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

15.5 Use of Names. LICENSEE shall obtain the prior written approval of EMORY, or the EMORY Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both LICENSEE and EMORY shall have the right to disclose the existence of this Agreement; however, neither LICENSEE nor EMORY shall disclose any terms and conditions of this Agreement without the other party’s consent, except to sublicensees and as required by law.

15.6 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A.

15.7 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia without regard to choice of law principles and the United States of America.

15.8 Entire Agreement. This Agreement constitutes the entire agreement between EMORY and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

15.9 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

15.10 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

ARTICLE 16. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to EMORY:	Emory University
Office of Technology Transfer
2009 Ridgewood Drive
Atlanta, Georgia 30322
Facsimile: (404) 727-1271

With a copy to:	Senior Vice President
and General Counsel
Emory University
401 Administration Building
Atlanta, Georgia 30322

If to LICENSEE:	Raymond F. Schinazi, Chairman
Pharmasset, Ltd.
c/o Robert P. Finch
Arnall, Golden & Gregory
2800 One Atlantic Center
Atlanta, Georgia 30309-3450
Facsimile: (404) 873-8617

With a copy to:	Marlan B. Wilbanks, Esq.
1795 Peachtree Street, N.E.
Atlanta, Georgia 30309-2339
Facsimile: (404) 881-8523

Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).

IN WITNESS WHEREOF, UNIVERSITIES and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

EMORY UNIVERSITY		PHARMASSET, LTD.

By:	/s/ Joseph W. Crooks	By:	/s/ Martin J. K. Pritchard
Name:	Joseph W. Crooks	Name:	Martin J. K. Pritchard
Title:	Senior Vice President and General Counsel	Title:	Director

		By:	/s/ Raymond F. Schinazi
		Name:	Raymond F. Schinazi, Ph.D.
		Title:	Director

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

EXHIBIT A

Licensed Patents (D-D4FC)

Title	Country	Filing Date	Serial No.	Patent No.	Issue Date
EMU133 (5-Carboxamido or 5-Fluorol) - (2’3’ - Unsaturated or 3’ - Modified) - Pyrimidine Nucleosides	U.S.	1/27/95	08/379,276	5,703,058	12/30/97

EMU133CON* (5-Carboxamido or 5-Fluorol) - (2’3’ - Unsaturated or 3’ - Modified) - Pyrimidine Nucleosides	U.S.	12/30/97	09/001,084

EMU 133 Foreign General	Europe	1/29/96	96902772.1
	PCT	1/29/96	US96/00965	W()96/22778	8/1/96
	Canada	1/29/96	2,211,612
	Australia	1/29/96	47056/96
	Japan	1/29/96	522990/1996

*	[***] analogues of D-D4FC only.

EXHIBIT B

LICENSEE’s Development Plan

(Intentionally left blank in execution copy)

EXHIBIT C

U.S. Government Licenses

(Intentionally left blank in execution copy)

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

EXHIBIT D

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

OF EMORY UNIVERSITY

This Stock Purchase Agreement (this “Agreement”) is made on December 30, 1998, by and between PHARMASSET, LTD., a Barbados corporation (“Licensee”) and EMORY UNIVERSITY, a Georgia nonprofit corporation with principal offices located at 1380 South Oxford Road, Atlanta, Georgia 30322 (“University”).

BACKGROUND

A. Concurrently with the execution of this Agreement, University is entering into a License Agreement with Licensee dated the date hereof in respect of D-D4FC (the “License Agreement”), whereby University is licensing to Licensee certain technology owned by University; and

B. In partial consideration for the execution and delivery of the License Agreement by University, Licensee has agreed to issue to University certain shares of Licensee’s capital stock in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE OF SHARES

1.1 Purchase. In partial consideration for the execution and delivery of the License Agreement by University, Licensee hereby agrees to sell and issue to University such number of shares (the “Purchased Shares”) of Licensee’s common stock (“Common Stock”), as will cause University to own shares of Common Stock representing [***] percent ([***]%) (in addition to any percentage owned at the date hereof by virtue of any other extant license agreement between Licensee and University) of the outstanding and the reserved shares of the capital stock of Licensee on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of Licensee for or into shares of Common Stock, on the terms and conditions as hereinafter set forth. Licensee presently anticipates that the initial equity capitalization of Licensee shall consist of [***] ([***]) shares of Common Stock, although not all of such shares are presently outstanding. The number of shares of Common Stock being issued simultaneously herewith is One Hundred Thousand (100,000).

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.2 Closing. The purchase and sale of the Purchased Shares shall occur contemporaneously with the execution and delivery of the License Agreement at a closing (the “Closing”) to be held at a time (the “Closing Date”) and place agreed upon by the parties. At the Closing, University shall deliver to Licensee an executed copy of each of this Agreement and the License Agreement (collectively, the “Transaction Documents”), and Licensee shall deliver to University a fully executed copy of each of the Transaction Documents and a stock certificate or certificates representing the Purchased Shares.

1.3 Additional Purchases. In partial consideration for the execution and delivery of the License Agreement by University, until Licensee has received [***] Dollars ($[***]) cash in equity financing prior to (and excluding) the initial underwritten public offering for cash of Licensee’s equity securities, Licensee shall issue to University, for no additional consideration, from time to time, such number of additional shares of Common Stock (collectively, the “Additional Purchased Shares”) as will cause University to continue to hold shares of Common Stock representing such additional [***] percent ([***]%) of the outstanding capital stock of Licensee (referenced in Section 1.1 hereof) on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of Licensee for or into shares of Common Stock. Each purchase and sale of any Additional Purchased Shares shall occur at a time and place designated by Licensee, at which University shall deliver to Licensee such documents as Licensee may reasonably require and Licensee shall deliver to University a stock certificate or certificates representing such Additional Purchased Shares.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1 Representations and Warranties of Licensee. Licensee hereby represents and warrants to University as follows:

(a) Organization and Good Standing. Licensee is a corporation duly organized, validly existing and in good standing under the laws of Barbados and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted.

(b) Capitalization. The capital stock Licensee is authorized to issue, and the number of outstanding shares are as set forth on Exhibit A attached hereto. Except as set forth on Exhibit A, no other person has any right of first refusal or any preemptive rights in connection with the issuance of the Purchased Shares or the Additional Purchased Shares (collectively, the “Shares”).

(c) Articles of Incorporation. A true and complete copy of the current version of Licensee’s Articles of Incorporation is attached hereto as Exhibit B. The Articles will be further modified as described in Exhibit B.

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(d) Authorization. All corporate action on the part of Licensee, its officers, directors and shareholders necessary for the authorization, execution and delivery of the Transaction Documents and the transactions contemplated thereby, the performance of all obligations of Licensee under the Termination Documents and the authorization, issuance and delivery of the Shares pursuant to this Agreement has been taken. Each of the Transaction Documents constitute the valid and legally binding obligations of Licensee enforceable in accordance with its terms.

(e) Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable; free of any liens, options, encumbrances, proxies, adverse claims or restrictions; and, assuming the accuracy of University’s representations in this Agreement at the time of each such issuance, issued in compliance with all applicable federal and state securities laws. Issuance of the Shares is not subject to preemptive or any similar rights of Licensee or others.

(f) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration of filing with, any federal, state, or local governmental authority (other than filings required to be made under applicable Federal and State securities laws) on the part of Licensee is required in connection with the authorization, execution, delivery of this Agreement and performance of all obligations of Licensee under this Agreement, and the authorization, issuance and delivery of the Shares pursuant to this Agreement.

(g) Litigation. There is no action, suit, proceeding or investigation pending or, to Licensee’s knowledge, threatened against Licensee.

(h) No Conflict with Other Instruments. Licensee is not in violation or default of any provisions of Licensee’s Articles of Incorporation, Bylaws or other charter decree or contract to which Licensee is a party or by which Licensee is bound or of any provision of any statute, rule or regulation applicable to Licensee. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Articles of Incorporation and Bylaws of Licensee (collectively, the “Charter Documents”); (ii) any provision of any judgment, decree or order to which Licensee is a party or by which Licensee is bound; (iii) any material contract, obligation or commitment to which Licensee is a party or by which Licensee is bound; (iv) any statute, rule or regulation applicable to Licensee.

(i) Absence of Claims. There are no actions, suits, claims, investigations or legal or administrative proceedings pending or, to the best of Licensee’s knowledge and belief, threatened, against Licensee, and there are no judgments, decrees or orders of any court, or government department, commission or agency entered or existing against Licensee or any of its assets or properties.

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(j) Solvency. Licensee has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

(k) Compliance with Securities Laws. The offer, grant, sale, and/or issuance of the Shares will not be in violation of the Securities and Exchange Act of 1933, as amended (the “1933 Act”), the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any state securities or “blue sky” law, any applicable securities law in any jurisdiction or the Charter Documents, when offered, sold and issued in accordance with this Agreement.

(l) Transfer Restrictions. The Board of Directors of Licensee has approved all transfers of shares of Common Stock contemplated hereunder. Accordingly, once the Articles of Incorporation are amended in the manner set forth in Exhibit B, there shall be no restrictions on the transfer of the Shares imposed by the Charter Documents, any agreement to which Licensee is a party (other than those agreements expressly contemplated by this Agreement), any order of any court or any governmental agency to which Licensee is subject, or any statute other than those imposed by relevant state and federal securities laws.

(m) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Licensee in connection with the offering or sale of the Shares or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

(n) Full Disclosure. Licensee has provided University with all of the information that University has requested for deciding whether to acquire the Shares. None of the Transaction Documents or any other disclosures, documents or certificates made or delivered in connection therewith, as of the date hereof or thereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

2.2 Covenants of Licensee. Licensee covenants to University as follows:

(a) Rule 144 Compliance. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the shares to the public without registration, at all times after ninety (90) days after any registration statement covering a public offering of securities of Licensee under the 1933 Act shall have become effective, the Company agrees to use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act; (ii) file with the Commission (as hereinafter defined) in a timely manner all reports and other documents required of Licensee under the 1933 Act and the Exchange Act; (iii) furnish to each holder of Registrable Securities (as hereinafter defined) forthwith upon request a written statement

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by Licensee as to Licensee’s compliance with the reporting requirements of Rule 144 and of the 1933 Act and the Exchange Act, a copy of the most recent annual or quarterly report of Licensee, and such other reports and documents so filed by Licensee as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration; and (iv) satisfy the requirements of all such rules and regulations (including the requirements for current public information, registration under the Exchange Act and timely reporting to the commission) at the earliest possible date after its first registered public offering.

2.3 Representations and Warranties of University. University hereby represents and warrants to Licensee as follows:

(a) Investment Intent. University is purchasing the Shares for University’s own account for investment and not with a view to, or for sale in connection with, any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the 1933 Act.

(b) Information Concerning Licensee. University has had an opportunity to discuss with officers and directors of Licensee the plans, operations and financial condition of Licensee and has received all such information as University has deemed necessary and appropriate to enable University to evaluate the financial risk inherent in making an investment in the Shares.

(c) Economic Risk. University is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of University’s investment.

(d) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of University in connection with the offering of the Shares or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.4 Acknowledgment of University. University hereby acknowledges to Licensee that the Shares have not been registered under the 1933 Act and are characterized as “restricted securities” under the 1933 Act and applicable regulations. University further acknowledges that the Shares have not been registered under the Georgia Securities Act of 1973, as amended (the “GA Securities Act”), and are being offered and will be issued and sold in reliance upon an exemption afforded thereby.

ARTICLE III

TRANSFERS

3.1 Restrictions on Transfer. (a) University shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares unless and until the shares are disposed of pursuant to and in conformity with an effective registration statement filed with the Commission pursuant to the 1933 Act or a valid exemption therefrom or pursuant to Rule 144 thereunder.

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(b) Notwithstanding anything to the contrary in this Agreement, University may transfer the Shares to an affiliate of University (including any person employed by the University that holds a patent or other rights with respect to the technology licensed under the License Agreement); provided that such affiliate has delivered to Licensee a written agreement making the representations and acknowledgments set forth in Sections 2.3 and 2.4 and agreeing to be bound by the restrictions of this Section 3.1 with respect to the Shares so transferred.

3.2 Legends. The certificates representing the Shares may bear the following or similar restrictive legends:

(a) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE TERMS OF A STOCK PURCHASE AGREEMENT DATED __, 1998 BY AND BETWEEN THE COMPANY AND THE REGISTERED HOLDER HEREOF, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.

(b) Any legends required by the applicable securities or “blue sky” laws of any state or other jurisdiction.

Licensee shall, within ten (10) days of the request of any holder of any such certificate bearing any of the foregoing legends and the surrender of such certificate, issue a new stock certificate in the name of such holder without the foregoing legends if any of the events set forth in Section 3.1 shall have occurred.

ARTICLE IV

REDEMPTION RIGHTS

4.1 Redemption of Shares. From and after the occurrence of a Trigger Event (as hereinafter defined), University shall be entitled at any time and from time to time, subject to the limitations set forth in this Section 4.1, to require Licensee to purchase at the Redemption Price (as hereinafter defined) all or such portion of the Shares as University may specify (“Redemption Rights”). Redemption Rights shall be exercised, at the option of University, by providing written notice thereof to Licensee; provided that the Redemption Rights under this Agreement and under the prior Stock Purchase Agreements dated June __, 1998, and December 10, 1998, respectively, both of which are between the parties hereto, shall not be exercised more than an aggregate of two times. The “Offering Date” with respect to Shares proposed to be sold pursuant to exercise of Redemption Rights shall be the date notice of such exercise is received by Licensee. The redemption rights set forth in this Article IV shall terminate in the event Licensee consummates a

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public offering of its shares of Common Stock registered with the Securities and Exchange Commission.

4.2 Terms and Conditions.

(a) Redemption Price. The “Redemption Price” is the value determined pursuant to the procedures set forth in Exhibit C.

(b) Trigger Event. A “Trigger Event” shall mean any of the following:

(i) An event of default by Licensee under any of the Transaction Documents;

(ii) If Licensee becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall have appointed a custodian, receiver or trustee for it or substantially all of its property and, if appointed without its consent, not be discharged within thirty (30) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if, contested by it, not dismissed or stayed within twenty (20) days;

(iii) If Licensee shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts;

(iv) If Licensee shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 4.2(b)(ii) or (iii); or

(v) the fourth anniversary of the date hereof.

(c) Closing. The transfer of Shares to Licensee and payment to University of the Redemption Price therefor shall occur simultaneously at a closing. If the Trigger Event is 4.2(b)(ii) or (iii), then all Shares to be redeemed pursuant to Section 4.1 shall be transferred and the full Redemption Price shall be paid at a closing to be held within thirty (30) days of the Offering Date. All payments of the Redemption Price shall be by certified bank check or wire transfer of same day funds and shall not be deemed made until received by University. If University exercises its Redemption Rights so as to cause Licensee to purchase only a portion of the Shares, then Licensee shall issue a stock certificate to Licensee for its remaining Shares at the closing.

ARTICLE V

ADDITIONAL PROVISIONS

5.1 License Agreement. Nothing in this Agreement shall limit the right of University to terminate the License Agreement in accordance with the terms of the License Agreement.

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5.2 Survival. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made, the sale and purchase of the Shares, and any disposition of the Shares. All statements contained in a certificate or other instrument executed and delivered by Licensee or Licensee’s duly authorized officers pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute additional representations and warranties by Licensee hereunder.

5.3 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Georgia, without giving effect to the principles of conflicts of law of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the state and federal courts located in the Northern District of Georgia with respect to any and all disputes concerning the subject, or arising out, of this Agreement.

5.4 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, two (2) business days after mailing when mailed by overnight courier (e.g., Federal Express or Express Mail), as follows (provided that notice of change of address shall be deemed given only when received):

If to LICENSEE:	Raymond F. Schinazi, Director
Pharmasset, Ltd.
c/o Robert P. Finch
Arnall, Golden & Gregory
2800 One Atlantic Center
Atlanta, Georgia 30309-3450
Facsimile: (404) 873-8617

with a copy to:	Marlan B. Wilbanks, Esq.
1795 Peachtree Road, N.E.
Atlanta, Georgia 30309-2339
Fascimile: (404) 881-8523

If to EMORY:	Emory University
Office of Technology Transfer
2009 Ridgewood Drive
Atlanta, Georgia 30322
Facsimile: (404) 727-1271

With a copy to:	Senior Vice President
and General Counsel
Emory University
401 Administration Building
Atlanta, Georgia 30322

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or to such other names or addresses as Licensee or University, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 4.4.

5.5 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

5.6 Binding Nature of Agreement and No Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be changed, modified, extended or terminated except by a written amendment executed by an authorized representative of each party.

5.7 Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All Schedules and Exhibits hereto are hereby incorporated in this Agreement and made a part hereof.

5.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

5.9 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal Banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

5.10 Integration. This Agreement and the other Transaction Documents supersede all prior agreements and set forth the entire understanding among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. Notwithstanding the foregoing, this Agreement and the other Transaction Documents do not modify or supersede the prior Stock Purchase Agreements and License Agreements entered into by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

LICENSEE:

PHARMASSET, LTD.

By:	/s/ Martin Pritchard
Name:	Martin Pritchard
Title:	Director

UNIVERSITY

EMORY UNIVERSITY

By:	/s/ Paul L. Carey
Name:	Paul L. Carey
Title:	Director, Office of Technology Transfer

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INDEX OF EXHIBITS

Exhibit A	-	Capitalization of Licensee

Exhibit B	-	Certificate of Incorporation of Licensee

Exhibit C	-	Valuation Procedure

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EXHIBIT A

Capitalization

Authorized Shares:

An unlimited number of shares of Common Stock are authorized.

Issued and Outstanding Shares:

6,020,000 shares of Common Stock have been issued at $.001 per share.

50,000 shares of Common Stock have been issued to Emory University and 50,000 shares of Common Stock have been issued to the University of Georgia Research Foundation, Inc. in connection with other extant License Agreements for no additional consideration.

1,000,000 shares of Common Stock have been issued to Novirio at $1.00 per share and will be exchanged for 1,000,000 shares of Preferred Stock.

1,000,000 shares of Common Stock have been issued to Microbiológica at $1.00 per share and will be exchanged for 1,000,000 shares of Preferred Stock.

100,000 shares of Common Stock have been issued to Emory University in partial consideration for the license granted under a License Agreement between Emory University and Pharmasset, Ltd. dated December __, 1998.

100,000 shares of Common Stock are being issued to Emory University under this Agreement.

Preemptive Rights of Microbiológica

Microbiológica shall have preemptive rights once the aggregate number of shares of capital stock of Licensee issued and outstanding reaches 10,000,000.

Certain Additional Rights Relating to Stock Issuances

Under the Stock Purchase Agreements with Emory University and the University of Georgia Research Foundation, Emory University and the University of Georgia Research Foundation have certain rights to be issued additional shares of Common Stock as more particularly set forth in Section 1.3 of their respective Stock Purchase Agreement(s).

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EXHIBIT B

Articles of Incorporation of Licensee

Amendments to Articles of Incorporation

At a special meeting of the stockholders of the Licensee called for the purpose of amending the Articles of Incorporation of the Licensee, the Articles of Incorporation of the Licensee shall be amended to (i) provide that no restrictions on shares of Common Stock shall exist under the Articles of Incorporation, including without limitation under Sections 3 and 6(d) thereof, other than those arising under securities laws or by contract and (ii) authorize the issuance of shares of Preferred Stock with rights and preferences identical in all respects to shares of Common Stock, except that such shares of Preferred Stock shall have a liquidation preference equal to the consideration per share paid to the Licensee for such shares of Preferred Stock over the rights of the shares of Common Stock and such shares of Preferred Stock shall be convertible at any time and at the election of the holder or holders thereof into shares of Common Stock on a share-for-share basis (subject to customary adjustments to the conversion rate in the event of a stock split, stock dividend or reverse stock split for the shares of Common Stock). University agrees to vote its shares of Common Stock in favor of such amendments to the Articles of Incorporation.

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EXHIBIT C

Valuation Procedure

Whenever the value of the Shares must be determined pursuant to Section 4.2 hereof, within ten (10) days after notice is given by University, University and Licensee shall attempt to agree upon the selection of a disinterested independent qualified investment banking firm or other disinterested independent qualified appraiser (the “Appraiser”) to determine the fair market value of such Shares. If the parties are able to agree upon an Appraiser, then such Appraiser will be instructed to furnish a written valuation or appraisal (an “Appraisal”) within thirty (30) days after its selection. If the parties are unable to agree upon the selection of an Appraiser within a ten (10) day period, then University and Licensee will, within five (5) days after the end of such ten (10) day period, each select an Appraiser to determine the fair market value of such Shares. If either University or Licensee fails to so select an Appraiser, the Appraisal of the Appraiser selected by the other shall determine the fair market value of such Shares. If the higher of the two Appraisals is not more than one hundred ten percent (110%) of the lower Appraisal, then the fair market value of such Shares will be the arithmetic average of the two Appraisals. If the higher of the two Appraisals is equal to or greater than one hundred ten percent (110%) of the lower Appraisal, then the two Appraisers shall, within ten (10) days after the issuance of their respective reports, select a third Appraiser to determine the fair market value of such Shares. The third Appraiser will be instructed to issue a written Appraisal within thirty (30) days after this selection. The third Appraisal shall be arithmetically averaged with the two Appraisals, and the Appraisal furthest from the average of all three Appraisals will be disregarded. The arithmetic average of the two remaining Appraisals will be the fair market value of such Shares.

Each Appraiser engaged to provide an Appraisal pursuant hereto will be instructed (i) to include therein a statement of the criteria applied and assumptions made to determine the fair market value of the Shares, (ii) to arrive at a single calculation of such fair market value rather than alternative calculations or a range of calculations, and (iii) not to attribute a premium or discount based on the fact that the Shares being valued constitutes a majority or less than a majority of the total issued and outstanding Shares of Licensee. Any Appraisal by an Appraiser that fails to follow the instructions set forth in this Exhibit C shall not constitute an Appraisal for purposes of this Agreement; except that the failure of an Appraiser to complete an Appraisal within thirty (30) days as instructed shall not affect the validity of such Appraiser’s Appraisal.

The cost of Appraisal or Appraisals under the first redemption of stock by the University shall be paid as follows: Licensee shall pay for the cost of the first Appraiser. If a second Appraiser is required, University shall pay the cost of the second Appraiser. If a third Appraiser is required, Licensee and University shall share equally the cost of the third Appraiser. With respect to any subsequent redemption of stock in which any Appraiser is engaged, University shall bear the complete cost of such Appraiser or Appraisers.

In lieu of determining the Redemption Price for the Shares by Appraisal, Licensee and University may negotiate and stipulate a Redemption Price on terms mutually acceptable to such parties.

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